Exhibit 23

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-20169) pertaining to the Cal-Maine Foods, Inc. 1993 Stock Option Plan, (Form S-8 No. 333-29940) pertaining to the Cal-Maine Foods, Inc. 1999 Stock Option Plan on Form S-3 (No. 333-14809) and related Prospectus pertaining to shares underlying common stock purchase warrants of Cal-Maine Foods, Inc., of our report dated July 12, 2001, with respect to the consolidated financial statements and schedule of Cal-Maine Foods, Inc. included in this Annual Report (Form10-K) for the year ended June 2, 2001.



                                                    /s/  ERNST & YOUNG LLP

Jackson, Mississippi
August 13, 2001